CUSIP No.  755236 20 5
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EXHIBIT 7(a)

                            ACQUISITION AGREEMENT AND
                          AGREEMENT AND PLAN OF MERGER

                                      among

                                 SBI AND COMPANY
                          a Utah corporation ("Parent")

                                       and

                               SBI PURCHASE CORP.
                    a Delaware corporation and a wholly-owned
                       Subsidiary of Parent ("Purchaser")

                                       and

                                 RAZORFISH INC.
                      a Delaware corporation ("Razorfish")

                                   DATED AS OF

                                November 21, 2002



ACQUISITION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 21, 2002 by and among SBI AND COMPANY, a Utah corporation ("Parent"), SBI PURCHASE CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and RAZORFISH INC., a Delaware corporation ("Razorfish", and together with Purchaser, the "Constituent Corporations"). Reference is made to Article XI for the definitions of certain terms used in this Agreement.

                                   BACKGROUND

This Agreement provides for the Parent to acquire Razorfish by (i) causing the Purchaser to make a tender offer for all Class A Shares and Class B Shares of Razorfish for $1.70 per share, in cash, and (ii) as promptly as practicable after the closing of such tender offer, causing the Purchaser to merge with and into Razorfish, with each then issued and outstanding Class A Share and Class B Share being converted into the same amount of cash per share as paid in the tender offer, upon the terms and conditions set forth herein.

The Boards of Directors of each of Razorfish, the Parent and the Purchaser accordingly have duly adopted resolutions approving this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:


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                                    ARTICLE I
                                THE TENDER OFFER

1.1   The Offer.

      1.1.1 Offer. Provided that this Agreement has not been terminated pursuant to Section 9.1 hereof, as promptly as reasonably practicable, but in any event within ten (10) "business days" (as defined in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) following the date hereof, the Purchaser will, and the Parent will cause the Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the Razorfish Shares at a price of U.S. $1.70 per share, in cash (such price, or the highest price per Razorfish Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The obligation of the Purchaser to accept for payment and pay for Razorfish Shares tendered pursuant to the Offer will be subject only to the following conditions: (i) that there will be validly tendered and not withdrawn prior to the final expiration of the Offer that number of Razorfish Shares, together with Razorfish Shares then owned by the Parent, the Purchaser and their respective Subsidiaries that represents at least a majority of Razorfish Shares outstanding on a Fully Diluted Basis (as defined below) (the "Minimum Condition") and (ii) the satisfaction or waiver by the Purchaser as permitted hereunder of the other conditions set forth in Annex I hereto. For purposes of this Agreement, "Fully Diluted Basis" means the number of Razorfish Shares issued and outstanding at the time of determination, after taking into account all Razorfish Shares issuable upon conversion or exercise of outstanding options, warrants or rights to purchase Razorfish Shares. The Offer will be made by means of an offer to purchase (the "Offer to Purchase") and a related letter of transmittal, each in form reasonably satisfactory to Razorfish, containing the terms set forth in this Agreement and the conditions set forth in Annex I. Without limiting the foregoing, effective upon the first acceptance for payment of Razorfish Shares by the Purchaser pursuant to the Offer, the holder of such Razorfish Shares will sell and assign to the Purchaser all right, title and interest in and to all of Razorfish Shares tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date before, and a payment date after, the scheduled or extended expiration date) (such time being referred to as the "Consummation of the Offer").

      1.1.2 Waiver; Extension of Offer. The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that (i) the Minimum Condition may not be waived or changed without the prior written consent of Razorfish and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price, decreases the number of Razorfish Shares sought in the Offer, adds additional conditions to the Offer, modifies any of the conditions to the Offer in a manner adverse to holders of Razorfish Shares, makes any other change in the terms of the Offer that is in any manner adverse to the holders of Razorfish Shares or (except as provided in the next sentence and in Section 1.1.3) extends the Offer beyond the date that is twenty (20) business days after commencement of the Offer (the "Initial Expiration Date"), without the prior written consent of Razorfish. Notwithstanding the foregoing, the Purchaser may, without the consent of Razorfish, and will, at Razorfish's request (x) from time to time, extend the Offer beyond the then current expiration date if at such date, or if applicable any extension thereof, any of the conditions to the Offer set forth in clauses
(i) through (v) of Annex I will not be satisfied or waived, until such time as such conditions are satisfied or waived; provided that if any of the conditions to the Offer set forth in clause (ii) of Annex I will not be satisfied or waived, the Purchaser may, but will not be required to, extend the expiration date of the Offer beyond the then current expiration date; provided further, that if all conditions other than the Minimum Condition are satisfied or waived, the Purchaser may on one occasion for a period not to exceed twenty (20) business days, extend the Offer beyond the then current expiration date, and (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and


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Exchange Commission or the staff thereof (the "SEC") applicable to the Offer;
provided, however, that the Offer, as it may be extended from time to time, may not be so extended beyond February 28, 2003 (the "Outside Date").

      1.1.3 Payment; Subsequent Offering Period. As soon as practicable after the expiration date of the Offer, assuming the prior satisfaction or waiver of the Minimum Condition and the other conditions of the Offer set forth in Annex I as contemplated hereby, the Purchaser will accept for payment and pay for all Razorfish Shares that have been validly tendered and not withdrawn pursuant to the Offer. The Parent will provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase all Razorfish Shares that the Purchaser becomes obligated to purchase pursuant to the Offer, and will be liable on a direct and primary basis for the performance by the Purchaser of its obligations under this Agreement. If, on the expiration date of the Offer, the Minimum Condition has been satisfied or, with the consent of Razorfish, waived, and all other conditions to the Offer have been satisfied or waived, but less than 90 percent (90%) of Razorfish Shares then issued and outstanding, together with Razorfish Shares beneficially owned by the Parent, the Purchaser and their Subsidiaries, have been validly tendered and not withdrawn, the Purchaser may extend the Offer for a further period of time, after it has accepted and paid for (in accordance with the first sentence of this section) all of Razorfish Shares tendered in the Offer, by means of a "subsequent offering period" of at least three (3) but no more than twenty (20) business days in accordance with Rule 14d-11 under the Exchange Act to meet the objective (which is not a condition to the Offer) that there be tendered prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Razorfish Shares that, together with Razorfish Shares beneficially owned by the Parent, the Purchaser and their Subsidiaries, represents at least ninety percent (90%) of the then issued and outstanding Razorfish Shares. During the subsequent offering period, the Purchaser will immediately accept for payment and promptly pay for all Razorfish Shares as they are tendered pursuant to the Offer in accordance with Rule 14d-11 under the Exchange Act.

      1.1.4 Joint Press Release. No later than the first business day following execution of this Agreement and subject to the conditions of this Agreement, the Parent will issue a joint press release with Razorfish (the "Joint Press Release") regarding this Agreement and Parent and Purchaser's intent to make the Offer, and will file with the SEC the Joint Press Release, under cover of Schedule TO, indicating on the front of such Schedule TO that such filing contains pre-commencement communications.

      1.1.5 Schedule TO. On the date of commencement of the Offer, the Parent and the Purchaser will file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements, and exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO will include the summary term sheet required thereby, and as exhibits thereto, the Offer to Purchase and forms of the letter of transmittal, summary advertisement and all other ancillary offer documents (the Schedule TO and the other documents pursuant to which the Offer is made, together with any supplements, amendments or exhibits thereto, are referred to as the "Offer Documents"). The Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be disseminated to holders of Razorfish Shares to the extent required by applicable federal securities laws. Razorfish, the Parent and the Purchaser each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information becomes false or misleading in any Material respect. The Parent and the Purchaser agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Razorfish Shares, in each case as and to the extent required by applicable federal securities Law. Razorfish and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC


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or disseminated to the holders of Razorfish Shares. The Parent and the Purchaser also agree to provide Razorfish and its counsel in writing with any comments the Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and will consult with and provide Razorfish and its counsel a reasonable opportunity to review and comment on the response of the Parent and the Purchaser to such comments prior to responding.

      1.1.6 Terminate Offer. If this Agreement has been terminated pursuant to
Section 9.1 hereof, the Purchaser will promptly terminate the Offer without accepting any Razorfish Shares for payment.

1.2 Actions by Razorfish.

      1.2.1 Provide Information. Razorfish was advised at its November 21, 2002 Board of Directors meeting that all of its directors and Executive Officers who own Razorfish Shares intend to tender their Razorfish Shares pursuant to the Offer so long as such action would not result in liability under Section 16(b) of the Exchange Act. In connection with the Offer, Razorfish will, or will cause its transfer agent to, promptly furnish the Purchaser with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Razorfish Shares and lists in Razorfish's possession or control of securities positions of Razorfish Shares held in stock depositories, in each case as of a recent date, and will provide to the Purchaser such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as the Purchaser may reasonably request in connection with the Offer and Purchaser will be subject to the provisions of the confidentiality agreement between Razorfish and the Parent dated as of August 6, 2001 (the "Confidentiality Agreement"); provided that the provisions of the Confidentiality Agreement shall not be deemed to limit or restrict the information to be included in the Offer Documents pursuant to applicable securities laws. The information provided pursuant to the preceding sentence will be used only by the Parent and the Purchaser solely in connection with the Offer and the Merger; provided, that the Parent and the Purchaser may take such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement.

      1.2.2 Joint Press Release. No later than the first business day following execution of this Agreement, and subject to the conditions of this Agreement, Razorfish will issue the Joint Press Release with the Parent and the Purchaser and file with the SEC the Joint Press Release, under cover of Schedule 14D-9, indicating on the front of such Schedule 14D-9 that such filing contains pre-commencement communications.

      1.2.3 Schedule 14D-9. On the day that the Offer is commenced, Razorfish will file with the SEC and disseminate to holders of Razorfish Shares, in each case as and to the extent required by applicable federal securities Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that will reflect the recommendations of Razorfish's Board of Directors with respect to the Offer and the Merger; provided that such recommendation need not be made or, if previously made, may be withdrawn, modified or amended to the extent Razorfish's Board of Directors has determined that the failure to take such action would be inconsistent with their fiduciary duties under applicable Laws in accordance with Section 6.1.5. Razorfish, the Parent and the Purchaser each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it will have become false or misleading in any Material respect. Razorfish agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Razorfish Shares, in each case as and to the extent required by


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applicable federal securities Law. The Purchaser and its counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of Razorfish Shares. Razorfish also agrees to provide the Purchaser and its counsel in writing with any comments Razorfish or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments, and will consult with and provide the Purchaser and its counsel a reasonable opportunity to review and comment on the response of Razorfish to such comments prior to responding.

1.3 Directors.

      1.3.1 Designation; Independent Directors. Promptly upon the purchase of and payment for Razorfish Shares by the Parent or the Purchaser representing at least a majority of Razorfish Shares on a Fully Diluted Basis, the Purchaser will be entitled to designate for appointment or election to Razorfish's then existing Board of Directors, upon written notice to Razorfish, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board will equal the percentage of the outstanding Razorfish Shares on a Fully Diluted Basis owned of record by the Parent and its direct or indirect Subsidiaries. In furtherance thereof, Razorfish will, upon request of the Purchaser, use commercially reasonable efforts promptly to cause the Purchaser's designees (and any replacement designees in the event that any designee will no longer be on the Board of Directors) to be so elected to Razorfish's Board of Directors, and, to the extent necessary, use commercially reasonable efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, Razorfish will also, upon the request of the Purchaser and in accordance with applicable Laws, use commercially reasonable efforts to cause the Persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on Razorfish's Board of Directors of (i) each committee of Razorfish's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of Razorfish and
(iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time, the Board of Directors of Razorfish will have at least three directors who are directors of Razorfish on the date of this Agreement and who are not officers of Razorfish or any of its Subsidiaries (the "Independent Directors"); provided, however, that (x) notwithstanding the foregoing, in no event will the requirement to have at least three Independent Directors result in the Purchaser's designees constituting less than a majority of Razorfish's Board of Directors unless the Purchaser will have failed to designate a sufficient number of Persons to constitute at least a majority and
(y) if the number of Independent Directors is reduced below three for any reason whatsoever (or if immediately following Consummation of the Offer there are not at least three then-existing directors of Razorfish who (1) are Qualified Persons (as defined below) and (2) are willing to serve as Independent Directors), then the number of Independent Directors required hereunder will be one, unless the remaining Independent Director is able to identify a person, who is not an officer or Affiliate of Razorfish, the Parent or any of their respective Subsidiaries and who is reasonably acceptable to the Parent (any such person being referred to herein as a "Qualified Person"), willing to serve as an Independent Director, in which case such remaining Independent Director will be entitled to designate any such Qualified Person or Persons to fill such vacancies, and such designated Qualified Person will be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Directors then remain, the other Directors will be required to designate three Qualified Persons to fill such vacancies, and such persons will be deemed to be Independent Directors for purposes of this Agreement.

      1.3.2 Compliance with Exchange Act. Razorfish's obligations to appoint the Purchaser's designees to Razorfish's Board of Directors will be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Razorfish will promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in


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order to fulfill its obligations pursuant to Section 1.3.1, including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1
(which Razorfish will mail together with the Schedule 14D-9 if it receives from the Parent and the Purchaser the information below on a timely basis to permit such mailing) as is necessary to fulfill Razorfish's obligations pursuant to

Section 1.3.1. The Parent or the Purchaser will supply Razorfish in writing any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of the Purchaser's designees pursuant to Section 1.3.1. The provisions of Section 1.3.1 are in addition to and will not limit any rights that the Parent, the Purchaser or any of their Affiliates may have as a holder or beneficial owner of Razorfish Shares as a matter of Law with respect to the election of directors or otherwise.

      1.3.3 Action by Independent Directors. Following the election or appointment of the Purchaser's designees as set forth above, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there is only one Independent Director then in office, the Independent Director) will be required to authorize (and such authorization will constitute the authorization of Razorfish's Board of Directors and no other action on the part of Razorfish, including any action by any committee thereof or any other director of Razorfish, will, unless otherwise required by Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by Razorfish, (ii) any other action of Razorfish's Board of Directors under or in connection with this Agreement that in any manner adversely affects the holders of Razorfish Shares, as determined by any of the Independent Directors, or (iii) any waiver or exercise of any of Razorfish's rights under this Agreement. The Independent Directors will have the authority to retain such counsel and other advisors at the expense of Razorfish as reasonably deemed appropriate by the Independent Directors. In addition, the Independent Directors will have the authority to institute any action, on behalf of Razorfish, to enforce performance of this Agreement.

                                   ARTICLE II
                                   THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time the Purchaser will be merged with and into Razorfish (the "Merger") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "Delaware Act"). Following the Merger, Razorfish will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Purchaser will cease. Razorfish and the Purchaser are sometimes referred to collectively as the "Constituent Corporations."

2.2 The Closing. Unless this Agreement has been terminated pursuant to Section 9.1, the closing of the Merger contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Section 8.1 (the "Closing Date"), at the offices of Morrison & Foerster LLP, 1290 6th Avenue, 40th Floor, New York, NY, unless another date, time or place is agreed to in writing by the parties.

2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree) Razorfish will file with the Delaware Secretary of State an appropriate certificate of merger (or certificate of ownership and merger, as the case may be) (the "Certificate of Merger") and make all other filings or recordings required by the Delaware Act in connection with the Merger. The Merger will be consummated on the later of the date on which the Certificate of Merger has been filed with the Delaware Secretary of State or


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such time as is agreed upon by the parties and specified in such Certificate of
Merger. The time the Merger becomes effective in accordance with the Delaware Act is referred to in this Agreement as the "Effective Time."

2.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and Section 259 of the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

2.5 Organizational Documents. At the Effective Time, the certificate of incorporation and bylaws of the Purchaser (as in effect immediately prior to the Effective Time), will become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Delaware Act.

2.6 Directors and Officers. The directors and the officers of the Purchaser at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.7 Merger Without Meeting of Razorfish Stockholders. If following the Consummation of the Offer or any subsequent offering period, the Purchaser owns at least ninety percent (90%) of the outstanding Razorfish Shares, each of the parties hereto will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a Razorfish Stockholders Meeting, in accordance with
Section 253 of the Delaware Act.

2.8 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Razorfish, the Parent or the Purchaser or their respective stockholders:

      2.8.1 Right to Receive Merger Consideration. Each Razorfish Share (other than shares to be canceled in accordance with Section 2.8.2 and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the Certificate formerly representing such Razorfish Share in the manner provided in Section 3.2. All such Razorfish Shares, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Certificate will cease to have any rights with respect to such Razorfish Shares, except the right to receive the Merger Consideration, without interest, upon the surrender of such Certificate in accordance with Section 3.2.

      2.8.2 Cancellation of Razorfish Shares Held by Parent and Purchaser. Each Razorfish Share owned immediately prior to the Effective Time by Razorfish, the Parent, the Purchaser or any of their respective Subsidiaries, including without limitation, any such shares held as treasury stock of Razorfish, will be canceled and extinguished and no consideration will be delivered in exchange therefor. For purposes of this section, Razorfish Shares owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of Razorfish, the Parent, the Purchaser or any of their respective Subsidiaries, will not be deemed to be held by Razorfish, the Parent, the Purchaser or any such Subsidiary, regardless of whether Razorfish, the Parent, the Purchaser or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.


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      2.8.3 Conversion of Purchaser Shares. Each Purchaser Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one Class A Share of the Surviving Corporation.

      2.8.4 Cancellation of Razorfish Options. Each Razorfish Option that is unexercised and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, fully vest, be canceled, and represent only the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration less the exercise price for each Razorfish Share purchasable pursuant to such Razorfish Option immediately prior to the Effective Time, less any amounts as are required to be deducted and withheld under the Code or any provision of state, local or foreign tax law in connection with such payment (such net amount, the "Option Spread Payment"), and all other rights of a holder associated with the Razorfish Options shall be terminated and canceled.

                                   ARTICLE III
                                     PAYMENT

3.1 Surrender of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented an outstanding Razorfish Share (a "Certificate") will be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent), the Merger Consideration into which the Razorfish Shares evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

3.2 Paying Agent; Certificate Surrender Procedures.

      3.2.1 Paying Agent. On or prior to the Effective Time, the Parent will designate (with the approval of Razorfish, not to be unreasonably withheld) and enter into an agreement with an institution or trust company to act as paying agent for the Merger Consideration (the "Paying Agent").

      3.2.2 Payment Fund. As soon as reasonably practicable after the Effective Time, the Parent will deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient to provide all funds necessary for the Paying Agent to make payment of the Merger Consideration (the "Payment Fund"). Pending payment of such funds to the holders of Certificates, the Payment Fund will be held and may be invested by the Paying Agent as the Parent directs (so long as such directions do not impair the rights of holders of Razorfish Shares) in: (i) the direct obligations of the United States for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest; (ii) commercial paper maturing not more than 270 days after the date of issue and rated P-1 by Moody's Investors Services, Inc. or A-1 by Standard & Poor's Corporation, (iii) certificates of deposit maturing not more than 270 days after the date of issue issued by, or in money market or demand deposit accounts maintained at, a commercial banking institution, which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (v) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Parent or its designee, in the Parent's sole discretion. The Parent will promptly replace any monies lost through any investment made pursuant to this Section 3.2.2.


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      3.2.3 Transmittals. As soon as reasonably practicable after the Effective
Time, the Parent will instruct the Paying Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as the Parent will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Paying Agent of such Certificates together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder will be entitled to receive the Merger Consideration into which the Certificates so surrendered have been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which the Razorfish Shares represented by such Certificate have been converted in accordance with the provisions of this Agreement.

3.3 Transfer Books. The stock transfer books of Razorfish will be closed at the Effective Time, and no transfer of any Razorfish Shares will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Razorfish Shares prior to the Effective Time that is not registered in the stock transfer records of Razorfish at the Effective Time, the Merger Consideration into which such Razorfish Shares has been converted in the Merger will be paid to the transferee in accordance with the provisions of
Section 3.2 only if the Certificate is surrendered as provided in Section 3.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

3.4 Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed one hundred eighty (180) days after the Effective Time will be delivered to the Parent upon demand, and each holder of Razorfish Shares who has not previously surrendered Certificates in accordance with the provisions of this article will thereafter look only to the Parent for satisfaction of such holder's claims for the Merger Consideration.

3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Razorfish Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of
Section 262 of the Delaware Act regarding appraisal for such shares ("Dissenting Shares"), will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. Razorfish will give the Parent prompt written notice of any and all demands for appraisal rights, withdrawal of such demands and any other communications delivered to Razorfish pursuant to Section 262 of the Delaware Act, and Razorfish will give the Parent the opportunity, to the extent permitted by applicable Law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Parent, Razorfish will not voluntarily make any payment with respect to any demand for appraisal rights and will not settle or offer to settle any such demand. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the Delaware Act, will receive payment thereof from the Surviving Corporation and such Dissenting Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

3.6 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Parent) of that fact by the person making such a claim, and, if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made


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against or with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to Section 3.2.

3.7 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and the Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the Razorfish Shares evidenced by such Certificate have been converted pursuant to the Merger.

3.8 Withholding. The Parent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Razorfish Shares all amounts required by Law to be deducted or withheld therefrom. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Razorfish Shares in respect of which such deduction and withholding was made by the Parent or the Purchaser.

3.9 Escheat. Neither the Parent, the Purchaser nor Razorfish will be liable to any former holder of Razorfish Shares for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any governmental entity, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      Parent and the Purchaser hereby represent and warrant jointly and severally to Razorfish as follows:

4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has full corporate power and authority to carry on its business as now conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now conducted. Parent directly owns and has power to vote all of the outstanding capital stock of Purchaser. Each of Parent and Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for where the failure to be so qualified would not, taken together, have a Material Adverse Effect. Purchaser was formed for the purpose of effecting the Offer and the Merger and has not conducted, and will not conduct, any business prior to the Effective Time other than that which is necessary to effectuate the Offer and the Merger. True and complete copies of the certificate of incorporation and the bylaws of each of Parent and Purchaser have been provided to Razorfish.

4.2   Authority Relative to this Agreement; No Violation.

      4.2.1 Authority. Parent and Purchaser each has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and


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conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transactions contemplated hereby, by Parent and Purchaser have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and is the legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors' rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at law or in equity.

      4.2.2 Compliance with Charter and Laws. Neither the execution and delivery of this Agreement by Parent and Purchaser, the performance and compliance by Parent and Purchaser of and with the terms and conditions hereof to be performed and complied with by Parent and Purchaser, nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Parent or Purchaser or (ii) assuming that the approvals referred to in Section
4.3 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Parent or Purchaser or any of the respective properties or assets of Parent or Purchaser, which violation, conflict or breach is Material to Parent or Purchaser or could prevent or materially delay Parent or Purchaser from consummating the transactions contemplated hereby or (B) except as set forth in Schedule 4.2.2 attached hereto, violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the respective properties or assets of Parent or Purchaser, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Parent or Purchaser is a party or by which any of their respective properties or assets may be bound or affected, which agreement or other instrument is Material to Parent or Purchaser, as the case may be, or any two or more such agreements, instruments or obligations which, taken together, are Material to Parent or Purchaser, as the case may be.

4.3 Consents and Approvals. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities on the part of Parent or Purchaser required for the validity of the execution and delivery by each of Parent and Purchaser of this Agreement or the performance and compliance by either of them of and with the terms and conditions of this Agreement or the consummation of the transactions contemplated hereby, except for the filings referred to in Section 1.1 and the filing and in connection with the Merger, recordation of the Certificate of Merger or the Certificate of Ownership and Merger as the case may be, as required by the Delaware Act.

4.4 Capitalization. All of the outstanding shares of capital stock of Purchaser have been or shall be prior to the Effective Time validly issued, fully paid and nonassessable. There are no options, warrants, or other derivative securities of Purchaser outstanding.

4.5 Broker's Fees. Neither Parent nor Purchaser nor any of their respective officers or directors or affiliates has employed any broker, finder or investment banker or incurred any liability for any broker's fees, investment banker's or finder's fees in connection with any of the transactions contemplated by this Agreement for which Razorfish or any of the Subsidiaries or any of their respective officers, directors or stockholders shall be liable.


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4.6 No Capital Ownership in Razorfish. Neither the Parent nor any of its
Subsidiaries owns any Razorfish Shares.

4.7 Absence of Defaults. Neither Parent nor Purchaser are in default under or in violation of any provision of its Organizational Documents, or in default or violation of any Material contract and, to the Knowledge of Parent or Purchaser, no event has occurred which, with notice, lapse of time and/or action by a third party, would constitute or result in such a default or violation, except where such default or violation would not have a Material Adverse Effect.

4.8 Litigation. Except as set forth in Schedule 4.8 hereto, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which Parent or Purchaser is bound, or to which any of either Parent or Purchaser's assets, properties, securities or businesses are subject that, taken together, shall have a Material Adverse Effect or that would prevent the consummation by Parent or Purchaser of the transactions contemplated hereby. Except as set forth in
Schedule 4.8 hereto, as of the date hereof there are no actions, suits, claims, legal, administrative or arbitral proceedings or investigations, pending or, to the Knowledge of Parent or Purchaser threatened against Parent or Purchaser or any of either Parent or Purchaser's assets or properties.

4.9 Financial Ability. The Parent has adequate resources for obtaining and providing the aggregate Offer and Merger Consideration in cash in the amount and at the times required under this Agreement.

4.10 Authorizations; Compliance with Laws. Parent holds all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (the "Parent Permits"), except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect. Parent is in compliance with the terms of the Parent Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect. Since January 1, 1999, Parent has not been and is not in violation of or default under any Law of any Governmental Entity, except for any such violation or default which will not have a Material Adverse Effect. To Parent's Knowledge, as of the date of this Agreement, no investigation or reviews by any Governmental Entity with respect to Parent is pending nor has any Governmental Entity notified Parent of an intention to conduct the same nor do any facts exist which may give rise to such an investigation or review.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF RAZORFISH

In this Article V and in Articles VI, VII and VIII hereof, references to "Razorfish" shall be deemed to include the Subsidiaries unless the context in which it is being used would reasonably require otherwise. Except as set forth on the Disclosure Schedule, Razorfish hereby represents and warrants to Parent and Purchaser as follows:

5.1 Organization and Qualification. Razorfish is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as now being conducted. Razorfish is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction wherein the character of its properties owned or leased or the nature of its activities makes such qualification legally required, except where the failure to be so qualified would not, taken together, have a Material


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Adverse Effect. Set forth in Section 5.1 of the Disclosure Schedule is a list of all of the jurisdictions in which Razorfish is qualified as a foreign corporation to do business. Copies of the Razorfish Organizational Documents, as in effect on the date hereof, including all amendments thereto, have been previously delivered by Razorfish to Parent.

5.2   Capitalization.

      5.2.1 Capital Stock. There are 200,000,000 duly authorized Class A Shares, 50 duly authorized Class B Shares, and 10,000,000 duly authorized shares of Preferred Stock, $.01 par value, of Razorfish (the "Preferred Shares"). As of November 19, 2002, there were 4,834,974 Class A Shares issued and outstanding, 50 Class B Shares issued and outstanding, and no Preferred Shares issued and outstanding. All of the issued and outstanding Razorfish Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in Section 5.2.2 below, Razorfish does not have any outstanding securities convertible into or exchangeable for any shares of capital stock. Razorfish has 2,453 shares of treasury stock. The number of Razorfish Shares outstanding on a Fully Diluted Basis required to be validly tendered to satisfy the Minimum Condition, calculated as of November 19, 2002, is 2,783,599.

      5.2.2 Outstanding Options. Except as to Razorfish Options (as defined in
Section 7.6.2) and Warrants (as defined in Article XI), there are no other options, warrants, calls, stock appreciation rights or other rights, or convertible debt or security, or any share reserved for issuance or any arrangement, subscription agreement, plan, or commitment, relating to the issued (including treasury stock) or unissued capital stock or other securities of Razorfish granted or made by Razorfish or to which Razorfish is a party. Section
5.2.2 of the Disclosure Schedule sets forth the Razorfish Options and the Warrants held by each Option Holder and Warrant Holder and their exercise prices and expiration dates.

5.3   Subsidiaries.

      5.3.1 Subsidiaries; Organization; Capital Stock; Authority. Section 5.3.1 of the Disclosure Schedule contains a complete and accurate list for each Subsidiary of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Except as set forth in Section 5.3.1 of the Disclosure Schedule, each Subsidiary is a direct or indirect subsidiary of Razorfish. Each Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization or incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for where the failure to be so qualified would not have a Material Adverse Effect. Razorfish has delivered to Parent copies of the Organizational Documents of each Subsidiary, as currently in effect.

      5.3.2 Outstanding Options. There is no outstanding option, call, warrant or other right, convertible debt or security, or arrangement, subscription, agreement, plan or commitment, relating to the issued (including treasury stock) or unissued capital stock of, or other interests in, any Subsidiary to which Razorfish or any Subsidiary is a party. Except as set forth in Section 5.3.2 of the Disclosure Schedules, there is no agreement, arrangement, commitment or plan restricting voting or dividend rights with respect to any shares of capital stock or other securities of any Subsidiary to which Razorfish is a party. Razorfish does not directly or indirectly own any equity or


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similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity except for any of its Subsidiaries and except as set forth in Section 5.3.2 of the Disclosure Schedule.

5.4   Authority Relative to this Agreement; No Violation.

      5.4.1 Authority; Approval; Due Execution. Razorfish has the corporate power to enter into this Agreement, to carry out its obligations hereunder, to perform and comply with all the terms and conditions hereof to be performed and complied with by it, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Razorfish, the performance and compliance with all the terms and conditions hereof to be performed and complied with by Razorfish, and the consummation by Razorfish of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Razorfish subject, in the case of the Merger, to approval by the holders of a majority of the Class A Shares and Class B Shares, voting together as a single class. The approval by the holders of a majority of the Class A Shares and Class B Shares, voting together as a single class, at the Razorfish special meeting to be held to consider and vote upon the Merger will be sufficient to approve the Merger in accordance with the requirements of the Delaware Act and Razorfish's Organizational Documents. The Board of Directors of Razorfish at a meeting held on November 21, 2002 (i) determined that this Agreement, the Merger and the transactions contemplated thereby are advisable and in the best interests of the Razorfish Stockholders, and (ii) resolved to recommend to the Razorfish Stockholders that the Razorfish Stockholders approve and adopt the Merger and this Agreement. This Agreement has been duly and validly executed and delivered by Razorfish and is a legal, valid and binding obligation of Razorfish enforceable against Razorfish in accordance with its terms. Any reference in this Article V to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and similar laws affecting creditors' rights and remedies generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies, regardless of whether enforcement is sought in a proceeding at law or in equity.

      5.4.2 Compliance with Charter and Laws. Except as disclosed in Section
5.4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Razorfish, the performance and compliance by Razorfish of and with the terms and conditions hereof to be performed and complied with by it, nor the consummation by Razorfish of the transactions contemplated hereby will: (i) violate, conflict with or result in a breach of, any provision of the Organizational Documents of Razorfish or any of its Subsidiaries; or (ii) assuming that the approvals referred to in Section 5.6 are obtained, (A) violate, conflict with or result in a breach of any Law applicable to Razorfish or any of the properties or assets of Razorfish, which violation, conflict or breach is Material to Razorfish or could prevent Razorfish from consummating the transactions hereby or (B) violate, conflict with, result in a breach of, result in the impairment of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in the creation or imposition of any Lien upon any of the properties or assets of Razorfish under, or require any consent, approval, waiver, exemption, amendment, authorization, notice or filing under, any of the terms, conditions or provisions of, any Material agreement or other Material instrument or Material obligation to which Razorfish is a party or by which any of its properties or assets may be bound or affected, except, in the case of clauses (ii)(A) and
(ii)(B) above, (1) for violations, conflicts, breaches, impairments, defaults, terminations, accelerations, or Liens as would not, taken together, have a Material Adverse Effect or (2) for Liens created by or through Parent or the Purchaser.


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5.5   Financial Statements and Books and Records of Razorfish.

      5.5.1 Financial Statements. Razorfish has delivered to Purchaser the following financial statements as filed with the SEC (collectively the "Financial Statements"): (i) the audited consolidated balance sheet of Razorfish and Subsidiaries and the related consolidated statement of operations, stockholders' equity and cash flows as of and for the year ended December 31, 2001 (the "Audited Financial Statements"); (ii) the unaudited consolidated balance sheet of Razorfish and Subsidiaries, (the "Most Recent Balance Sheet"), and the related consolidated statement of operations and cash flows as of and for the nine months ending September 30, 2002 (collectively, the "Most Recent Financial Statements"). The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein), and the statements of income present fairly in all Material respects the results of operations of Razorfish and the subsidiaries included therein for the respective periods covered and the balance sheets present fairly in all Material respects the consolidated financial condition of Razorfish and the subsidiaries included therein as of their respective dates; provided however that the Most Recent Financial Statements are subject to year-end adjustments which will not be Material.

     5.5.2 Books and Records. The books of account, minute books, stock record books, and other records of Razorfish are complete and correct in all Material respects and Razorfish has an adequate system of internal controls. The minute books of Razorfish contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Boards of Directors, and committees of the Board of Directors of Razorfish, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Time, all of those books and records will be in the possession of the Surviving Corporation.

5.6 No Consents. There are no consents, approvals or authorizations of or designations, declarations or filings with any Governmental Entities or any other person on the part of Razorfish required for the validity of the execution and delivery by Razorfish of this Agreement or the performance and compliance by it of and with the terms and conditions of this Agreement to be performed and complied with by it or the consummation of the transactions contemplated hereby, other than as set forth in Section 5.6 of the Disclosure Schedule, or as provided for in Section 4.3 of this Agreement.

5.7 Absence of Certain Changes or Events. Except as disclosed in Section 5.7 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet Razorfish has conducted its business only in the ordinary course (subject to matters related to this Agreement and similar activities relating to a possible sale of Razorfish), and since the date of the Most Recent Balance Sheet, there has been no Material Adverse Effect on Razorfish's business. Without limiting the generality of the foregoing, except as set forth in Section 5.7 of the Disclosure Schedule, there has not been since the date of the Most Recent Balance Sheet, any (i) transaction entered into by Razorfish not in the ordinary course of business, which is Material; (ii) sale, transfer or other disposition or subjection to any Lien of any of the assets or properties of Razorfish (including the factoring or selling of accounts receivable), except for the sale of services and assets in the ordinary course of business; (iii) Material deviation from historical accounting and other practices in connection with the maintenance of Razorfish's books and records, except as may be required by law, regulation or GAAP; (iv) physical damage, casualty, destruction or loss to property or assets of Razorfish, whether or not covered by insurance, which has had or can reasonably be expected to have a Material Adverse Effect; (v) declaration, setting aside or payment of any dividend or other distribution on or with respect to the shares of capital stock of Razorfish, or any direct or indirect redemption, purchase or other acquisition of any of such shares or any split, combination or


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reclassification of shares of capital stock declared or made by Razorfish; (vi)
increase in, prepayment or delay of, or any other Material change in, any payroll or payroll tax payment practices with respect to the compensation (including benefits) payable or to become payable by Razorfish to any of its directors, officers, employees or agents, or the making of any bonus payment or similar arrangement to or with any of them; (vii) cancellation of indebtedness due to Razorfish from others except for the write-off of accounts receivable in the ordinary course of business consistent with past practice; (viii) Material obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into, by Razorfish, other than such items created or incurred in the ordinary course of business and consistent with past practice;
(ix) Material change in the manner in which Razorfish collects accounts receivable, extends discounts or credits to customers or otherwise deals with customers; (x) waiver or release of any Material rights of Razorfish, except in the ordinary course of business and for fair value, or any lapse or other loss of a Material right of Razorfish to use its assets or conduct its businesses;
(xi) commitments for or deferrals of any capital expenditures of Razorfish in excess of amounts budgeted; (xii) change in accounting policies by Razorfish, except as may be required by law, regulation or GAAP; (xiii) Material change in Razorfish's policies with respect to the payment of commission arrangements, accounts payable or other current liabilities and the collection of accounts receivable, including, without limitation, any acceleration or deferral of the payment or collection thereof, as applicable (including, without limitation, any payment advances); (xiv) Material changes in the payment terms (including, without limitation, any advances) between Razorfish and any of its Material vendors; (xv) Material change in any marketing or advertising plans of Razorfish or any deferral of any costs or expenditures with respect to such plans; (xvi) price discounts on Razorfish's services or products outside the ordinary course of business and consistent with past practice; or (xvii) any commitment or agreement to do any of the foregoing.

5.8   Taxes and Tax Returns.

      5.8.1 Taxes; Returns. Except as set forth in Section 5.8.1 of the Disclosure Schedule, Razorfish and, with respect to periods during which they were included in any consolidated or combined return in which Razorfish has been included, each other corporation which has been so included, has (i) duly filed all Material Returns in a timely manner, including extensions granted for such filing, consistent with applicable laws, as required to be filed by it (all such Returns being accurate and complete in all Material respects) and has paid all Taxes shown thereon to be due, and (ii) duly paid all Taxes required to be paid by any of them through the date hereof, whether or not shown on a Return, other than Taxes that are being contested in good faith and by appropriate proceedings and as to which Razorfish has set aside on its books adequate reserves in accordance with GAAP. Except as set forth in Section 5.8.1 of the Disclosure Schedule, all Taxes attributable to all taxable periods ended on or before the Closing Date, to the extent not required to have been previously paid will be fully and adequately reserved for on Razorfish's financial statements in accordance with GAAP. The amounts recorded as reserves for Taxes on the Most Recent Balance Sheet are sufficient in the aggregate for the payment by Razorfish of all unpaid Taxes (including any interest or penalties thereon) whether or not disputed or accrued, for all periods ended on or prior to the date of such statement. There are no Liens for Taxes upon the assets of Razorfish, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings. Since January 1, 2001, to the Knowledge of Razorfish, no claim has ever been made by an authority in a jurisdiction where Razorfish does not file Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 5.8.1 of the Disclosure Schedule, the Returns of Razorfish have not been audited by the IRS or other appropriate tax authority. Except as set forth in Section 5.8.1 of the Disclosure Schedule, since January 1, 2001, to the Knowledge of Razorfish, (i) there are no deficiencies or claims asserted for Taxes against Razorfish in the aggregate amount of $50,000, (ii) Razorfish has not


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given any currently effective waivers extending the statutory period of limitation applicable to any Return for any period, (iii) Razorfish does not have in effect any power of attorney or authorization to anyone to represent it with respect to any Taxes and (iv) Razorfish has not received written notification of a Tax audit and, to the Knowledge of Razorfish there are no Tax audits in progress of any Returns of Razorfish. Razorfish is not, and has not been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability for Taxes to anyone other than Razorfish. Razorfish has not filed a consent under Section 341(f) of the Code. Razorfish has provided to Parent or its representatives complete and correct copies of its Returns which have been filed on or subsequent to December 31, 2000 and all examination reports, if any, relating to the audit of such Returns by the IRS or other tax authority. Except as set forth in Section 5.8.1 of the Disclosure Schedule, Razorfish (i) has not agreed to, or is not required to, make any adjustments under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Laws) by reason of a change in accounting method or otherwise; (ii) is not, was not, or will not be at any time during the five-year period ending on the date on which the Effective Time occurs, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code; (iii) has not filed or been required to file any reports under Section 999 of the Code; (iv) has not failed to disclose on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (v) other than the consolidated group of which Razorfish is now the common parent, has not ever been a member of an Affiliated Group filing a consolidated federal income tax Return; (vi) is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which should be treated as a partnership for federal income Tax purposes; or
(vii) has not entered into any gain recognition agreements under Section 367 of the Code and the Treasury Regulations promulgated thereunder.

      5.8.2 Tax Withholding. Except as disclosed in Section 5.8.1 of the Disclosure Schedule, all monies required to be withheld by Razorfish from employees, creditors, stockholders or other third parties for Taxes have either been withheld or collected and paid, when due, to the appropriate governmental authority, or an adequate reserve has been established and Razorfish has otherwise complied in all Material respects with applicable laws, rules, and regulations relating to Tax withholding and remittance.

      5.8.3 Parachute Payments. Except as set forth in Section 5.8.3 of the Disclosure Schedule, Razorfish has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it, Parent or Purchaser, to make any payment that would constitute a "parachute payment" under Section 280G of the Code.

5.9   Employees.

      5.9.1 Agreements; Benefit Plans. Section 5.9.1 of the Disclosure Schedule contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation plan, fringe benefit plan or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of Razorfish or their beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which Razorfish maintains, to which Razorfish contributes, or under which any employee, former employee, director or former director of Razorfish is covered or has benefit rights and pursuant to which any liability of Razorfish exists or is reasonably likely to occur (the "Benefit Plans"). Except as set forth in Section 5.9.1 of the Disclosure Schedule, Razorfish neither maintains nor has entered into any Benefit Plan or other


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document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of Razorfish or their beneficiaries, or other provisions which would cause an increase in the liability to Razorfish or to Parent as a result of the transactions contemplated by this Agreement or any related action thereafter including, but not limited to, termination of employment or directorship (a "Change in Control Benefit"). Except as provided in Section 5.9.1 of the Disclosure Schedule, the execution of this Agreement does not constitute a "change in control" for purposes of any Benefit Plan or any Change in Control Benefits. The term "Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this
Section 5.9.1, provided that the term "plan" or "plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Copies of the Benefit Plans have been previously made available to Parent. There is no liability under the Benefit Plan for employees of subsidiaries previously sold or otherwise disposed of by Razorfish.

      5.9.2 Documents Delivered to Parent. Razorfish has delivered to Parent true and complete copies of the following documents, as they may have been amended to the date hereof, relating to the Benefit Plans, other than any multiemployer plan: (i) each of the Benefit Plans listed in Section 5.9.1 of the Disclosure Schedule if in writing, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter from the Internal Revenue Service with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code; (iii) the actuarial valuation prepared for the most recent plan year for any Benefit Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA); (iv) the current summary plan description for each Benefit Plan; and (v) the complete Form 5500, 5500-C or 5500-R filings, for each of the Benefit Plan for the three (3) most recent plan years.

      5.9.3 Certain Representations Regarding Benefit Plans. Except as disclosed in Section 5.9.3 of the Disclosure Schedule:

            5.9.3.1 the written terms of each of the Benefit Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with ERISA and the Code where applicable and each of such Benefit Plans has been administered in all Material respects in compliance with such requirements and in accordance with the provisions of any applicable collective bargaining agreement, if any;

            5.9.3.2 each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application has been provided to Parent by Razorfish), or is entitled to rely on an IRS notification or opinion letter issued to the sponsor of an approved M&P or volume submitter plan document, and to the Knowledge of Razorfish there exist no circumstances that may adversely affect the qualified status of any such Qualified Plan. All such Qualified Plans established or maintained by Razorfish or to which Razorfish contributes are in all Material respects in compliance with all applicable requirements of ERISA, and are in all Material respects in compliance with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Qualified Plans. All accrued contributions and other payments required to be made by Razorfish to any Benefit Plan have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Most


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Recent Balance Sheet. Razorfish is not in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract in each case, which could result in any Material liability, and there are no Material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan;

            5.9.3.3 Razorfish or its ERISA Affiliates have neither made nor agreed to make, nor is it or they required to make (in order to bring any of the Benefit Plans into substantial compliance with ERISA or the Code), any change in benefits that would Materially increase the costs of maintaining any of the Benefit Plans;

            5.9.3.4 neither Razorfish nor its ERISA Affiliates, nor, to the Knowledge of Razorfish, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Benefit Plan has breached the fiduciary rules of ERISA or engaged in any prohibited transaction which could subject Razorfish or its ERISA Affiliates to any Material tax or penalty imposed under Section 4975 of the Code or Sections 502(i) or (l) of ERISA;

            5.9.3.5 there are no actions, suits, disputes, arbitration or claims pending (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of Razorfish, threatened against any Benefit Plan or against the assets of any Benefit Plan;

            5.9.3.6 all bond coverage requirements and all reporting and disclosure obligations under ERISA and the Code have been complied with on a timely basis with respect to each of the Benefit Plans and the related trust, group annuity contract, insurance policy or other funding arrangement except for any instances of non-compliance that could not reasonably be expected to result in Material liability for Razorfish or, following the Closing Date, for Parent or Purchaser;

            5.9.3.7 each Benefit Plan which is a "group health plan" (as defined in Section 5000 of the Code) has been maintained in all Material respects in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred;

            5.9.3.8 no benefit payable or which may become payable by Razorfish or its ERISA Affiliates pursuant to any Benefit Plan could reasonably be expected to constitute an "excess parachute payment" (within the meaning of Section 280G of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of
Section 280G of the Code;

            5.9.3.9 no Benefit Plan currently or previously maintained by Razorfish or its ERISA Affiliates provides any post-retirement health or life insurance benefits, and neither Razorfish nor its ERISA Affiliates maintains any obligations to provide any post- retirement benefits in the future (other than rights under Section 4980B of the Code or Section 601 of ERISA); and

            5.9.3.10 none of the Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is a multiemployer plan, as defined in Section 3(37) of ERISA, a defined benefit plan, as defined in Section 3(35) of ERISA, or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code. Neither Razorfish nor any ERISA Affiliate has ever sponsored, maintained or contributed to, been obligated to contribute to, or incurred any Material liability in connection with any such plans.


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      5.9.4 Employees; Compensation. Razorfish has furnished to Parent a true and correct list of each employee of Razorfish together with such employee's annual rate of compensation (excluding bonus). Except as set forth in Section
5.9.4 of the Disclosure Schedule: (i) as of the date of this Agreement, no officer or employee of Razorfish has obtained any binding and effective commitment of Razorfish to pay to him or her in respect of any future year aggregate remuneration in excess of the rate of compensation set forth in such list, (ii) Razorfish is not obligated to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), (iii) except as set forth in Section 5.9.4 of the Disclosure Schedule, no officer or director of Razorfish is eligible to receive a Change in Control Benefit, (iv) Razorfish is not a party to (A) any management, employment, deferred compensation, severance, bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any consultant who prior to becoming a consultant was a director or officer of Razorfish or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing, (v) Razorfish is not a party to any agreement to loan any amount to or guarantee a loan of any amount to any employee, (vi) Razorfish has not been or is not a party to any Plan, contract or arrangement providing for insurance or for any indemnification of any officer, director or employee of Razorfish, (vii) Razorfish is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment, (viii) there is no unfair labor practice or other complaint against Razorfish pending or, to the Knowledge of Razorfish, threatened, before the National Labor Relations Board, or any complaint before the Equal Employment Opportunity Commission, or any state, local or foreign agency similar to either thereof, (ix) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the Knowledge of Razorfish, threatened against or involving Razorfish, and (x) there is no legal, administrative, arbitral or other proceeding, claim, suit, action or governmental investigation of any nature pending or, to the Knowledge of Razorfish, threatened in respect of which any director, officer, employee or agent of Razorfish is or may be entitled to claim indemnification from Razorfish.

5.10 Broker's Fees. Except as set forth in Section 5.10 of the Disclosure Schedule, neither Razorfish nor any of its officers or directors has employed any broker, finder or investment banker or incurred any liability for any broker's fees, financial advisory fees, investment banker's or finder's fees in connection with any of the transactions contemplated by this Agreement.

5.11 Litigation. Except as set forth in Section 5.11 of the Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental agency or authority or arbitration tribunal by which Razorfish is bound, or to which any of its assets, properties, securities or businesses is subject that individually require the payment by Razorfish of the sum of $50,000 or more. Except as set forth in Section 5.11 of the Disclosure Schedule, as of the date hereof there are no Material actions, suits, claims, legal, administrative or arbitral proceedings or investigations, pending or, to the Knowledge of Razorfish threatened against Razorfish or any of its assets or properties.

5.12 Authorizations; Compliance with Laws. Razorfish holds all authorizations, permits, licenses, variances, exemptions, orders and approvals required by Governmental Entities for the lawful conduct of its business taken as a whole, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (the "Razorfish Permits"), except for such authorizations, permits, licenses, variances, exemptions, orders and approvals which the failure to hold, taken together, would not have a Material Adverse Effect. Razorfish is in compliance with the terms of the Razorfish Permits except where the failure to be in such compliance will not, taken together, have a Material Adverse Effect.


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Except as set forth in Section 5.12 of the Disclosure Schedule, since January 1,
1999, Razorfish has not been and is not in violation of or default under any Law of any Governmental Entity, except for any such violation or default which will not have a Material Adverse Effect. To Razorfish's Knowledge, except as set forth in Section 5.12 of the Disclosure Schedule, as of the date of this Agreement, no investigation or reviews by any Governmental Entity with respect to Razorfish is pending nor has any Governmental Entity notified Razorfish of an intention to conduct the same nor do any facts exist which may give rise to such an investigation or review.

5.13 Environmental Matters. Except as set forth in Section 5.13 of the Disclosure Schedule, and except for such violations, notices and Releases as would not, taken together, have a Material Adverse Effect: (a) Razorfish is not in violation of any applicable Environmental Law; (b) no Hazardous Material has been disposed of or Released by Razorfish in violation of applicable Environmental Law; and (c) Razorfish has not received any notice from any governmental body alleging that Razorfish is in violation of, or liable for investigation or cleanup of any Release of Hazardous Material under, any Environmental Law

5.14 Absence of Defaults. Razorfish is not in default under or in violation of any provision of its Charter or Bylaws, or in Material default or violation of any Material Contract and, to the Knowledge of Razorfish, no event has occurred which, with notice, lapse of time and/or action by a third party, would constitute or result in such a default or violation, except where such default or violation would not have a Material Adverse Effect.

5.15  Material Contracts; Insurance.

      5.15.1 Material Contracts. Section 5.15.2 of the Disclosure Schedule lists all Material Contracts as of the date of this Agreement. True copies of such Material Contracts, including all amendments and supplements thereto, have been delivered to Parent.

      5.15.2 List of Material Contracts. Except as set forth in Section 5.15.2 of the Disclosure Schedule, as of the date of this Agreement, Razorfish is not a party to any of the following (the "Material Contracts"):

      5.15.2.1 any contract or agreement with any current or former officer, director, or principal stockholder, or any partnership, corporation, limited liability company, joint venture, or other entity with which any such person is an Affiliate requiring payments in excess of $100,000 over the remaining term of the contract;

      5.15.2.2 any contract or agreement with any labor union or association representing any employee;

      5.15.2.3 any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money or for a line of credit;

      5.15.2.4 any lease, sublease or other agreement pursuant to which it is a lessee of or holds or operates any real or personal property owned by any third party requiring payments in excess of $100,000 over the remaining term of the contract;

      5.15.2.5 any option or other executory agreement or other agreement with remaining obligations thereunder to purchase or acquire any interest in assets or property other than in the ordinary course of business;


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            5.15.2.6 any option or other executory agreement or other agreement with remaining obligations thereunder to sell or dispose of any interest in assets or property other than in the ordinary course of business;

            5.15.2.7 any contract or agreement relating to joint ventures or similar arrangements by which the assets, properties, rights, or business is affected;

            5.15.2.8 any guaranty, keepwell, makewhole or similar agreement of or with respect to the obligations of third parties;

            5.15.2.9 any agreement which restricts Razorfish from doing business anywhere in the world or limits the business in which it may engage;

            5.15.2.10 any agreement or arrangement under which Razorfish agrees to indemnify any person or to share Tax liability of any person;

            5.15.2.11 any license of Material rights (including use of the name Razorfish or any similar name) of or by Razorfish other than in the ordinary course of business.

            5.15.2.12 any contract or agreement which could reasonably be expected to result in a payment by Razorfish of $100,000 or more;

            5.15.2.13 any contract or agreement under which Razorfish has the obligation to issue or sell any security; and

            5.15.2.14 any Material contract or agreement under which Razorfish provides services or sells or distributes products to others.

      5.15.3 Insurance Policies. True copies of the insurance policies now in effect with respect to the owned and leased real properties, businesses, employees, officers and directors of Razorfish and with respect to any Benefit Plan or a fiduciary thereof and the amounts and types of casualties and contingencies insured against thereunder, including all amendments and supplements thereto, have been delivered to Parent.

5.16 Intellectual Property Rights. Section 5.16 of the Disclosure Schedule sets forth all Material trade names, patents, trademark registrations, service mark registrations, copyright registrations and all pending applications for and registrations of any of the foregoing, owned by Razorfish identified by country in which they have been filed or registered with applicable serial or registration numbers (the "Intellectual Property"). Other than as set forth in
Section 5.16 of the Disclosure Schedule Razorfish is the owner of all right, title and interest in and to the Intellectual Property. Other than as set forth in Section 5.16 of the Disclosure Schedule Razorfish has, and will continue to have after the Merger, the exclusive right to use such Intellectual Property (which, subject to the disclosures in Section 5.16 of the Disclosure Schedule, constitutes all Material Intellectual Property rights necessary for the conduct of its business) and, to Razorfish's Knowledge, the use thereof by Razorfish does not violate or infringe the rights of any other person, and to Razorfish's Knowledge the transfer to the Surviving Corporation pursuant to the Merger, will not violate or infringe the rights of any other person. To the Knowledge of Razorfish, no other person is infringing the right of Razorfish in any such Intellectual Property. To Razorfish's Knowledge, Razorfish is not in default (nor with the giving of notice or lapse of time or both would be in default) under any license to use such Intellectual Property.


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5.17 Fairness Opinion. Razorfish has received an opinion from Gerard Klauer
Mattison & Co., Inc. to the effect that the Offer Price is fair from a financial point of view to the Razorfish Stockholders (the "Fairness Opinion").

5.18 Customers. Section 5.18 of the Disclosure Schedule sets forth a list of the 20 largest customers of Razorfish and the amount of business transacted with such customers during the year ended December 31, 2001 and the nine months ended September 30, 2002. Except as provided in Section 5.18 of the Disclosure Schedule, since December 31, 2001 to the date hereof, there has been no termination, cancellation or curtailment of the business relationship of Razorfish with any customer or group of affiliated customers, and Razorfish has not received written notice of any such termination, cancellation or curtailment that would have a Material Adverse Effect; provided, that completion or termination of work on a project in accordance with a statement of work or similar agreement will not be considered as a termination, cancellation or curtailment of the business relationship by a customer or group of affiliated customers.

5.19 Accounts Receivable. All of the receivables (the "Accounts Receivable") including accounts receivable, loans receivable and advances of Razorfish which are reflected in the Most Recent Balance Sheet and all such Accounts Receivable which have arisen since the Most Recent Balance Sheet, have arisen only from bona fide transactions in the ordinary course of business. Section 5.19 of the Disclosure Schedule hereto accurately lists as of September 30, 2002, all Accounts Receivable, the amount owing and the aging of such receivable, the name and last known address for the party from whom such receivable is owing, and any security in favor of Razorfish for the repayment of such receivable which Razorfish purports to have. Subject to the reserves shown on the Most Recent Balance Sheet with respect to the Accounts Receivable which have been established in accordance with GAAP and in a manner consistent with the prior practice of Razorfish, the Accounts Receivable as of September 30, 2002 are collectible in accordance with their terms. Except as disclosed in Section 5.19 of the Disclosure Schedule, there are no contests, claims, warranty claims, failure of performance claims, or other asserted claims or rights of set-off under agreements with obligors of the Accounts Receivable as of September 30, 2002 relating to the amount or validity of such Accounts Receivable in excess of $50,000 in the aggregate.

5.20 Capitalized Lease Obligations. Razorfish has no Capitalized Lease Obligations.

5.21 Razorfish SEC Documents. Razorfish has filed all Material forms, reports and documents with the SEC required to be filed by it after January 1, 2000 and prior to the date of this Agreement (together with the amendments and supplements to such filings filed prior to the date of this Agreement, the "Razorfish SEC Documents"). Each Razorfish SEC Document, as of its filing date (or if amended, as of the date of its last amendment) complied as to form in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. No Razorfish SEC Document filed pursuant to the Exchange Act, as of its filing date (or if amended, as of the date of its last amendment), contains any untrue statement of a Material fact or omitted to state any Material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Razorfish SEC Document filed pursuant to the Securities Act, as of the date such document or amendment became effective (or if amended or supplemented, as of the date of its last amendment or supplement), contained any untrue statement of a Material fact or omitted to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. No Subsidiary of Razorfish is required to file any forms, reports, or other documents pursuant to the Securities Act or the Exchange Act.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER


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6.1 Conduct of Business by Razorfish Pending the Merger. Razorfish covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, unless Parent otherwise agrees in writing or as otherwise contemplated by this Agreement, Razorfish will cause its business to be conducted only in the ordinary course of business. Without limiting the generality of the foregoing, Razorfish covenants and agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement:

      6.1.1 Business Relations. Razorfish will use its commercially reasonable best efforts to (i) preserve intact the business and organization of Razorfish;
(ii) keep available to itself and Parent the present services of the employees of Razorfish; (iii) preserve to itself and Parent the goodwill of the customers and clients of Razorfish and others with whom business relationships exist; and
(iv) maintain in full force and effect at the same levels of coverage all the currently existing insurance.

      6.1.2 Capitalization. Razorfish will not (i) sell or pledge or otherwise encumber any stock owned by it in the Subsidiaries, (ii) amend its, or permit the amendment of the Subsidiaries' Organizational Documents, (iii) split, combine or reclassify any shares of its capital stock; (iv) declare, set aside, make or pay any dividend or other distribution payable in cash, stock or property or any combination thereof with respect to its capital stock, or (v) enter into any agreement, commitment or arrangement with respect to any of the foregoing.

      6.1.3 Sell or Purchase Capital Stock; Mergers; Joint Ventures. Razorfish shall not (i) issue, authorize the issuance of or sell any additional shares of, or issue, reissue or grant any option, warrant, call, commitment, subscription, stock appreciation right, right to purchase or agreement of any character to acquire any shares of, its capital stock, except for the vesting of Razorfish Options and the exercise of vested Razorfish Options and vested Warrants; (ii) redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock; (iii) use commercially reasonable efforts to avoid any Material amendment or termination of any Material contract, agreement or license to which it is a party other than in the ordinary course of business; (iv) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof; (v) sell or otherwise dispose of any of its assets other than in the ordinary course of business, excluding the sale of immaterial assets of Razorfish that in the good faith belief of Razorfish are not necessary to the operation of its business; (vi) enter into any joint venture or partnership or acquire majority ownership of any business entity which involves an investment by Razorfish in the aggregate in excess of $75,000; (vii) incur any indebtedness for borrowed money or guarantee any obligation of a third party other than trade payables in the ordinary course of business; (viii) issue any debt securities; or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

      6.1.4 Compensation. Except in the ordinary course of business and except as required by existing agreements, Razorfish shall not grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer or employee, except as set forth in
Section 6.1.4 of the Disclosure Schedule or grant any severance or termination pay (other than pursuant to policies or agreements of Razorfish in effect on the date hereof and previously disclosed in the Disclosure Schedule) or pay any "parachute payment" within the meaning of Section 280G of the Code to, or enter into any Material employment, consulting, compensation, severance, termination or other form of agreement with, any executive officer, director, employee or independent consultant or advisor, whether past, present or future, for Razorfish. Razorfish shall not Materially increase benefits payable under, or broaden eligibility for,


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its current severance or termination pay policies, and except as required by applicable Law, regulations or court order Razorfish shall not adopt, enter into or amend to increase the benefits payable under, or broaden eligibility for, any Benefit Plan.

      6.1.5 Alternative Transaction.

            6.1.5.1 Razorfish and the Subsidiaries and the respective directors, officers, agents, representatives, affiliates, stockholders and any other persons acting on any of their behalf shall not directly or indirectly, (a) solicit offers, inquiries or proposals for, or entertain any offer, inquiry or proposal to enter into, any transaction that has as a purpose a business combination or merger, a sale of all or a substantial portion of the assets of Razorfish or any Subsidiary, an issuance or sale of all or a substantial portion of debt or equity of Razorfish or any Subsidiary or a transaction comparable to or similar to the Merger or one that would prevent or materially impede the Merger (any of the foregoing, an "Alternative Transaction"), (b) provide information to any other Person regarding Razorfish or any Subsidiary (except in the ordinary course of business), except as required by Law, regulation or court order, (c) conduct any discussions or negotiations regarding, or enter into any agreement, arrangement or understanding regarding, or approve, recommend or propose publicly to approve or recommend, an Alternative Transaction, or (d) agree to do any of the foregoing. Razorfish shall promptly notify Parent if it receives any offer, inquiry or proposal relating to an Alternative Transaction and the details thereof, and shall keep Parent fully informed with respect to each such offer, inquiry or proposal. Razorfish shall provide Parent with copies of all such offers, inquiries or proposals that are in writing. Razorfish and its Board of Directors shall not enter into any agreement with respect to, or otherwise approve or recommend, any Alternative Transaction, unless Section
6.1.5.4 of this Agreement has been complied with.

            6.1.5.2 Notwithstanding Section 6.1.5.1, in response to an unsolicited offer, inquiry or proposal from any Person with respect to an Alternative Transaction, Razorfish (and its directors, officers, agents, representatives, affiliates, stockholders and other persons acting on its behalf) may furnish information to or participate in discussions with such Person if Razorfish's Board of Directors determines after consultation with counsel, that to fail to provide such information and/or participate in discussions with such person would constitute a breach of its fiduciary duties; provided, however, that Razorfish shall, prior to providing such information or participating in such discussions, advise Purchaser that Razorfish will do so.

            6.1.5.3 Razorfish shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) conducted heretofore with respect to any of the foregoing. Razorfish agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Razorfish is a party, other than agreements with Razorfish's customers and suppliers entered into in the ordinary course of business.

            6.1.5.4 If Razorfish proposes to enter into a definitive agreement in connection with an Alternative Transaction, it shall first provide Parent with the details thereof (including a copy of all written agreements, correspondence and other documents relating thereto) and a reasonable period of time (which shall not be less than two (2) business days) during which Parent may propose changes to the transaction provided for by this Agreement that if superior or substantially similar to the Alternative Transaction shall be recommended to Razorfish Stockholders by the Board of Directors of Razorfish unless the Board of Directors determines, after consultation with counsel, that such recommendation would constitute a breach of its fiduciary duties. If Razorfish does enter into a definitive agreement in connection with an Alternative Transaction, it shall concurrently with the execution and delivery of such agreement, pay or cause to be paid to Parent the fees required by
Section 9.4 hereof.


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            6.1.5.5 Razorfish shall ensure that the officers and directors of
Razorfish and its Subsidiaries, and any investment banker, attorney or other advisor or representative retained by Razorfish or any Subsidiary, or providing services to Razorfish or any Subsidiary, in connection with the transactions contemplated hereby are aware of the restrictions described in this Section
6.1.5. It is understood that any violation of the restrictions set forth in this
Section 6.1.5 by any of such Persons shall be deemed to be a breach of this
Section 6.1.5 by Razorfish.

            6.1.5.6 Razorfish shall use all commercially reasonable efforts to complete the Merger on an expeditious basis notwithstanding the activities contemplated by this Section 6.1.5.

      6.1.6 Violation of Law. Razorfish shall not take any action which violates any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties which would have a Material Adverse Effect.

      6.1.7 Books and Records. Razorfish shall maintain its books, accounts and records in accordance with GAAP applied on a basis consistent with the Most Recent Balance Sheet. Razorfish shall not make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or GAAP.

      6.1.8 Taxes. Razorfish will not (i) incur, pay or be subject to any obligation to make any payment of, or in respect of, any Tax on or before the Effective Time, except in the ordinary course of business or (ii) agree to extend or waive any statute of limitations on the assessment or collection of any Tax.

      6.1.9 Payment of Liabilities. Razorfish shall pay or discharge its current liabilities and accounts payable and properly accrue or provide for deferred liabilities in the ordinary course of business consistent with past practice, except for such liabilities as may be subject to a good faith dispute or counterclaim and for which adequate reserves have been established.

      6.1.10 Collection of Accounts Receivable. Razorfish shall collect its accounts receivable in the ordinary course of business consistent with past practice. Razorfish shall not factor or sell or agree to factor or sell its accounts receivable or any portion thereof.

      6.1.11 Vendors and Suppliers. Razorfish shall not change or agree to change any Material terms with any of its vendors or suppliers except in the ordinary course of business. Razorfish shall pay all liabilities to vendors and suppliers in the ordinary course of business consistent with past practice.

      6.1.12 Payroll. Razorfish shall not make any Material change in its payroll and payroll tax payment practices.

      6.1.13 Capital Expenditures. Razorfish shall not make any capital expenditures in excess of $50,000 in the aggregate per calendar quarter.

      6.1.14 Additional Expenditures. Razorfish shall not make expenditures or incur obligations with respect to the matters referenced in this Section 6.1.14 prior to the Consummation of the Offer (i) in excess of the aggregate amounts set forth in Section 6.1.14A of the Disclosure Schedule for (A) the fees of the Broker referred to in Section 5.10, (B) the fees for the Fairness Opinion referred to in Section 5.17, (C) the legal, accounting and similar fees and expenses in connection with the Consummation of the Offer (provided, however, that this Section 6.1.14 shall not apply to limit any


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reasonable legal fees that result from any shareholder or similar litigation that arises subsequent to the Commencement of the Offer and that is a result of the Offer), and (D) the insurance referred to in Section 7.5.3; and (ii) in excess of the aggregate amounts set forth in Section 6.1.14B of the Disclosure Schedule for employee, officer and director severance or termination payments with respect to the employee categories identified in, and as specifically provided in Section 6.1.14B of the Disclosure Schedule. A breach or violation of this Section 6.1.14 shall be deemed to be Material and to be a Material Adverse Effect.

6.2   Razorfish Stockholders Meeting; Certain Filings.

      6.2.1 Razorfish Stockholders Meeting. If, after the Consummation of the Offer the Merger cannot be consummated under Section 253 of the Delaware Act in accordance with Section 2.7, Razorfish will:

            6.2.1.1 duly call, give notice of, convene and hold a special meeting of its stockholders (the "Razorfish Stockholders Meeting") for the purpose of obtaining Razorfish Stockholder Approval;

            6.2.1.2 prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement, and use commercially reasonable efforts to obtain and furnish the information required to be included therein by the Exchange Act and the SEC and, after consultation with the Parent, respond promptly to any comments made by the SEC with respect thereto, and to cause a definitive proxy or information statement (including any amendment or supplement thereto, the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by Razorfish without consultation with the Parent and its counsel. The Proxy Statement will include the recommendation of Razorfish's Board of Directors that the Razorfish Stockholders approve and adopt this Agreement and the Merger (the "Razorfish Recommendation"); and

            6.2.1.3 use commercially reasonable efforts to secure Razorfish Stockholder Approval, including, if necessary, using commercially reasonable efforts to solicit proxies from its stockholders.

      6.2.2 Proxy Statement. In the event a Razorfish Stockholders Meeting is required under applicable Law in order to consummate the Merger, the Parent will provide Razorfish with the information concerning the Parent and the Purchaser required to be included in the Proxy Statement, and will vote or cause to be voted all Razorfish Shares held by the Parent or its Subsidiaries in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. In addition, each of the Parent and the Purchaser agrees that from (and including) the Consummation of the Offer through the Effective Time, it will not sell, transfer, pledge, assign, exchange or otherwise dispose of any Razorfish Shares, including those purchased in the Offer.

      6.2.3 Information Provided by Razorfish. The information that is supplied by Razorfish expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will not contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at, (i) with respect to the Offer Documents, the time the Offer Documents are filed with the SEC, (ii) with respect to the Schedule 14D-9, the time the Schedule 14D-9 is filed with the SEC, and (iii) with respect to any


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Proxy Statement, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Razorfish Stockholders, the time of the Razorfish Stockholders Meeting and the Effective Time.

      6.2.4 Information Provided by Parent. The information that is supplied by the Parent or Purchaser expressly for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement will not contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at, (i) with respect to the Offer Documents, the time the Offer Documents are filed with the SEC, (ii) with respect to the Schedule 14D-9, the time the Schedule 14D-9 is filed with the SEC, and (iii) with respect to any Proxy Statement, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Razorfish Stockholders, the time of the Razorfish Stockholders Meeting and the Effective Time.

      6.2.5 Supplemental Information. If at any time prior to the Effective Time, Razorfish or the Parent discovers any information relating to either party or any of their respective officers or directors that should be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement, so that such document would not include any misstatement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly provide written notice to the other parties hereto and the parties will jointly prepare an appropriate amendment or supplement describing such information that will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Razorfish Stockholders.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1 Access and Information. Razorfish hereby covenants and agrees that it will afford to Parent and its representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties upon reasonable prior notice and shall use reasonable efforts to make its directors, management, other employees and authorized representatives (including counsel and independent public accountants) available to confer with Parent and its authorized representatives (provided that Parent shall give the Chief Executive Officer of Razorfish reasonable notice) and, during such period, Razorfish will (i) make available all papers and records of Razorfish relating to the assets, properties, operations, obligations and liabilities of Razorfish, including but not limited to, all books of account (including the general ledger), tax records and returns, minute books of directors', committees' and stockholders' meetings, Organizational Documents, Material Contracts, filings with and communications from any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects as Parent may from time to time reasonably request and that Razorfish has, and (ii) promptly furnish to Parent all other information concerning its business, properties and personnel as Parent may reasonably request provided that the provision of such Materials does not require the expenditure of a Material amount of money by Razorfish or the Subsidiaries. Throughout the period prior to the Effective Time, Razorfish will cause one or more of its designated representatives to be available to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of Razorfish.

7.2 Regulatory Approvals. Parent, Purchaser and Razorfish shall make all filings and requests for approval with any and all Governmental Entities as may be necessary to permit or give effect to the transactions contemplated by this Agreement.


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7.3 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including using its commercially reasonable best efforts to obtain all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations; and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Razorfish and Parent each will make commercially reasonable efforts to conduct its business so that its representations and warranties shall be true and correct at the Effective Time (except those representations and warranties which are expressly limited to some other date, except those affected by actions contemplated or permitted hereby and except those waived pursuant to Section 7.5) with the same force and effect as if such representations and warranties were made anew at and as of the Effective Time. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit, or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement. Each party shall give prompt written notice to the other of (i) the occurrence or failure to occur of any event which occurrence or failure has caused or could reasonably be expected to cause any representation or warranty of Razorfish or Parent as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in
Article VI and (ii) any failure of Razorfish or Parent as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

7.4 Publicity. Subject to compliance with applicable Laws, so long as this Agreement is in effect, neither Razorfish nor Parent will, prior to the Effective Time, issue, or permit to be issued any press release or other announcement or public disclosure of matters related to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with The Nasdaq SmallCap Market.

7.5   Directors and Officers Indemnification and Insurance.

      7.5.1 Bylaws Indemnification Provision. The Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the Bylaws of Razorfish, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Razorfish, unless such modification shall be required by law.

      7.5.2 Indemnification. Except for the matters set forth in Section 7.5.2 of the Disclosure Schedule, Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law to indemnify, defend and hold harmless, each present and former director, officer or employee of Razorfish or any Subsidiary (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated herein or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Razorfish Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit,


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proceeding or investigation (whether arising before or after the Effective Time)
and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (plus local counsel, if applicable) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

      7.5.3 Insurance. The Surviving Corporation shall maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by Razorfish (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this
Section 7.5.3 more than $1,500,000 for such insurance.

      7.5.4 Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.5.

7.6   Razorfish Options.

      7.6.1 Section 16(b) Exemption. As soon as practicable following the date of this Agreement, Razorfish's Board of Directors or any committee administering Razorfish's Amended and Restated 1997 Stock Option and Incentive Plan, 1999 Stock Incentive Plan, 2000 Non-Officer Stock Incentive Plan and 2002 Stock Incentive Plan (collectively, the "Razorfish Option Plans") will adopt such resolutions or take such other actions as may be required or appropriate in the sole discretion of Razorfish to effect the provisions of this section and to cause the transactions contemplated by this section to be exempt from the provisions of Section 16(b) of the Exchange Act.

      7.6.2 Acceleration and Vesting. As soon as practicable following the date of this Agreement, the Board of Directors or any committee administering the Razorfish Option Plans will adopt such resolutions or take such other actions as may be required or appropriate in the sole discretion of Razorfish to provide that, immediately prior to the earlier to occur of (a) the Consummation of the Offer provided that more than 80% of the Razorfish Shares have been validly tendered and not

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withdrawn prior to the final expiration of the Offer and (b) the Effective Time, each unexercised and outstanding option to purchase Razorfish Shares under any Razorfish Option Plan (individually a "Razorfish Option" and collectively the "Razorfish Options") will fully vest and become exercisable.

      7.6.3 Razorfish Option Payments. Each unexercised and outstanding Razorfish Option shall be canceled without any action on the part of the holder thereof upon the earlier to occur of (a) the Consummation of the Offer provided that more than 80% of the Razorfish Shares have been validly tendered and not withdrawn prior to the final expiration of the Offer and (b) the Effective Time. The unexercised and outstanding Razorfish Options shall be identified immediately prior to the earlier to occur of the two events described in the preceding sentence. The holder of each Razorfish Option so cancelled shall thereupon become entitled to receive an amount in cash equal to the Option Spread Payment, and each holder of a Warrant that has been duly exercised shall thereupon become entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration less the exercise price for each Razorfish Share purchasable pursuant to such cancelled Warrant, less any amounts as are required to be deducted and withheld under the Code or any provision of state, local or foreign tax law in connection with such payment (such net amount, the "Warrant Spread Payment"), and thereafter all rights of such holder associated with the Razorfish Option or Warrant shall be terminated and canceled. On or about the commencement of the Offer, Razorfish shall provide written notice to the holders of unexercised and outstanding Razorfish Options and unexercised and outstanding Warrants regarding the possible cancellation of the Razorfish Options (as a result of the Offer and Merger) and Warrants and the possible receipt of an Option Spread Payment or Warrant Spread Payment. The obligation of Razorfish to make the Option Spread Payment and Warrant Spread Payment shall be subject to the satisfaction of the Minimum Condition and the occurrence of the Effective Time. Razorfish will make any such payments promptly following the Effective Time.

      7.6.4 Termination of Razorfish Option Plans; Razorfish Options. As of the Effective Time, the Razorfish Option Plans will terminate. Razorfish will use its commercially reasonable efforts to ensure that, at and after the Effective Time, no person will have any right under Razorfish Options or Razorfish Option Plans with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the Option Spread Payment.

      7.6.5. Warrants. Razorfish will use its commercially reasonable efforts to terminate all outstanding and unexercised Warrants at and after the Effective Time.

                                  ARTICLE VIII
                                   CONDITIONS

8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions, except, to the extent permitted by applicable Law, as such condition may be waived in writing pursuant to Section 8.5 by the joint action of Parent and Razorfish:

      8.1.1 Approval of Razorfish Stockholders. Razorfish shall have obtained all approvals of holders of shares of capital stock of Razorfish necessary to approve the Merger, this Agreement and all the transactions contemplated hereby to the extent required by The Delaware Act.

      8.1.2 Injunction; Compliance With Law. No preliminary or permanent injunction or other order by any foreign court having appropriate jurisdiction or of any federal or state court preventing consummation of the Merger having been issued and continuing in effect, and the Merger and the other transactions contemplated hereby not being prohibited under any applicable Law.

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      8.1.3 Legal Proceedings. No Law or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger.

      8.1.4 Consummation of Offer. The Minimum Condition shall have been satisfied and the Consummation of the Offer shall have occurred.

                                   ARTICLE IX
                             TERMINATION AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Razorfish Stockholders:

      9.1.1 By Mutual Agreement. By mutual written agreement of the Parent and Razorfish, provided that any such agreement that occurs after the Consummation of the Offer must have been duly and unanimously authorized by all of the Independent Directors.

      9.1.2 By Parent or Razorfish. By either the Parent or Razorfish, if:

            9.1.2.1 the Consummation of the Offer has not occurred by the Outside Date, provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any Material respect its obligations under this Agreement in any manner that has contributed to the failure of the Consummation of the Offer on or before the Outside Date;

            9.1.2.2 there is any Law that prohibits or makes the Consummation of the Offer or the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable; or

            9.1.2.3 at the Razorfish Stockholders Meeting (including any adjournment or postponement thereof), Razorfish Stockholder Approval has not been obtained, if required by applicable Law, unless such failure to obtain Razorfish Stockholder Approval is the result of a Material breach of this Agreement by the party seeking to terminate this Agreement.

      9.1.3 By Razorfish. By Razorfish prior to the Consummation of the Offer if:

            9.1.3.1 the Parent or the Purchaser (A) fails to commence the Offer within the period of time specified in Section 1.1.1 or (B) makes any change to the Offer in contravention of the provisions of this Agreement;

            9.1.3.2 (A) the representations and warranties of the Parent and/or the Purchaser contained in Article IV of this Agreement fail to be true and correct in any Material respect either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) the Parent or the Purchaser Materially breaches or Materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all Material respects within ten (10) days after Razorfish's written notice thereof to the Parent or the Purchaser; or


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            9.1.3.3 Razorfish's Board of Directors has withdrawn the Razorfish
Recommendation or has recommended or entered into a definitive agreement with respect to an Alternative Proposal in accordance with Section 6.1.6.

      9.1.4 By Parent. By the Parent prior to the Consummation of the Offer, if:

            9.1.4.1 (A) the representations and warranties of Razorfish contained in Article V of this Agreement fail to be true and correct in any Material respect (or if the representation or warranty already is qualified as to Materiality, shall fail to be true and correct as so qualified) either (x) as of the date referred to in any representation or warranty that addresses matters as of a particular date or (y) as to all other representations and warranties, as of the date of determination, or (B) Razorfish Materially breaches or Materially fails to perform its agreements that causes a failure of the conditions set forth in clause (ii) of Annex I, which breach or failure cannot be or has not been cured in all Material respects within ten (10) days after the Parent's written notice thereof to Razorfish; or

            9.1.4.2 Razorfish's Board of Directors has withdrawn Razorfish Recommendation or has recommended or entered into a definitive agreement with respect to an Alternative Proposal.

9.2 Effect of Termination. If any party terminates this Agreement pursuant to
Section 9.1 above, all rights and obligations of the parties hereunder will terminate without any liability of any party to any other party, except for any liability of any party then in breach, provided that the provisions of this
Article IX and Article X will remain in full force and effect and survive any termination of this Agreement.

9.3 Fees and Expenses. Except as set forth in Section 9.4, all fees and expenses incurred in connection with the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

9.4 Termination Fee and Expense Reimbursement. Notwithstanding any other provision of this Agreement:

      9.4.1 Termination Fee; Expense Reimbursement. If this Agreement is validly terminated pursuant to Section 9.1.3.3 or Section 9.1.4.2, then Razorfish shall
(i) pay to the Parent a fee of $400,000 (the "Termination Fee"), and (ii) reimburse up to an aggregate of $500,000 for the Parent's documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the "Expense Reimbursement") provided that such Alternative Proposal results in an Alternative Transaction within six months of termination of this Agreement. Notwithstanding the foregoing, if a court having jurisdiction of the matter should finally determine that either the Termination Fee or the Expense Reimbursement is not permissible, or is in excess of the amount permissible, under applicable law, then the full amount determined by the court to be permissible under applicable law shall be paid to the Parent.

      9.4.2 Alternative Proposal. If this Agreement is validly terminated pursuant to Section 9.1.4.1, then (i) Razorfish shall pay to the Parent the Expense Reimbursement, and, if (ii)(A) prior to such termination there exists an Alternative Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination), and (B) within six
(6) months of such termination, Razorfish or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, that Alternative Proposal, then upon the signing of a definitive agreement relating to such Alternative Proposal, or, if no such agreement is signed, then upon consummation of any such Alternative Proposal, Razorfish shall pay to the Parent the Termination Fee.


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9.5 Other Termination Fee and Expense Reimbursement Matters. Razorfish shall make all payments required by Section 9.4 promptly (and in any event within five
(5) business days of receipt by Razorfish of written notice from the Parent) by wire transfer of immediately available funds to an account designated by the Parent in writing. Razorfish acknowledges that the agreements regarding the Termination Fee and Expense Reimbursement contained in this Agreement are an integral part of the transactions contemplated hereby, and that in the absence of such agreements, the Parent and the Purchaser would not have entered into this Agreement. The parties hereby agree and acknowledge that, except in the event of a breach by Razorfish of Section 6.1.6 or a willful Material breach by Razorfish of any of the representations or warranties set forth in Article V or any of the other covenants set forth in Article VI, the amounts payable pursuant to Section 9.4 will constitute liquidated damages and not a penalty and will be the sole and exclusive remedy for any loss, liability, damage or claim arising out of or related to any termination of this Agreement on the bases specified in this Article IX.

9.6 Waiver. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) except as prohibited by law, waive compliance with any of the agreements or conditions contained herein the benefit of which such party or its stockholders is entitled to. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

9.7 Confidentiality. All information obtained by Parent pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1 Notices. No notice or other communication shall be deemed given unless sent in any of the manners, and to the attention of the persons, specified in this
Section 10.1. All notices and other communications hereunder shall be in writing and shall be deemed given or delivered to any party (i) upon delivery to the address of such party specified below if delivered personally, (ii) one business day after being sent by reputable overnight courier (charges prepaid) or (iii) five business days after being sent by registered or certified mail (return receipt requested), in any case to the parties at the following addresses or telecopy numbers (followed promptly by personal, courier or certified or registered mail delivery) (or at such other addresses for a party as will be specified by like notice):

                  10.1.1                To Parent or Purchaser:

                                        SBI and Company
                                        2825 E. Cottonwood Parkway, #480
                                        Salt Lake City, Utah  84121
                                        Attn:    Chief Financial Officer
                                        Fax No.:  801-633-3201

                                        with a copy to:

                                        Kent W. Larsen
                                        Parr Waddoups Brown Gee & Loveless
                                        185 South State Street, #1300
                                        Salt Lake City, Utah 84111-1537
                                        Fax No.: 801-532-7750


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                  10.1.2                To Razorfish:

                                        Razorfish Inc.
                                        11 Beach Street
                                        New York, New York  10013
                                        Attn:  John J. Roberts, CFO
                                        Fax No.:  212-798-8030

                                        with a copy to:

                                        John Hempill
                                        Morrison & Foerster
                                        1290 Avenue of the Americas
                                        New York, New York 10104
                                        Fax No.:212-468-7900

10.2 VENUE. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS (I) TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN
SECTION 10.1 OR THE GIVING OF NOTICES IN SECTION 10.1. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

10.3 Specific Performance and Other Remedies. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The prevailing party in any such proceeding shall be entitled to reimbursement for all its costs and expenses (including reasonable attorneys' fees) relating to such proceeding from the non-prevailing party.

10.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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10.5 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter, (ii) is not intended to confer upon any other person any rights or remedies hereunder, (iii) shall be governed in all respects, including validity, interpretation and effect, by the internal law, not the law of conflicts, of the State of Delaware and (iv) may not be amended, modified or supplemented except by written agreement of the parties hereto. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute but a single agreement. The term "person" as used herein shall mean any individual, partnership, corporation, limited liability company, trust or other entity.

10.6 Assignment. This Agreement (including the documents and instruments referred to herein) may not be assigned by any party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

10.7 Language. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

10.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

10.9 Non-Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall terminate as of the Effective Time.

                                   ARTICLE XI
                                   DEFINITIONS

As used in the Agreement, the terms below shall have the meanings set forth below.

"Accounts Receivable" is defined in Section 5.19.

"Affiliate" shall mean any person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, an other person, (ii) that directly or beneficially owns or holds ten percent (10%) or more of any equity interest in the other person or (iii) ten percent (10%) or more of whose voting stock is owned directly or beneficially or held by the other person.

"Affiliated Group" shall have the meaning ascribed to it under Section 1504 of the Code.

"Alternative Transaction" is defined in Section 6.1.6.1.

"Audited Financial Statements" is defined in Section 5.5.1.

"Benefit Plans" is defined in Section 5.9.1.


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"Capitalized Lease Obligations" shall mean all obligations or liabilities created or arising under any capitalized lease of real or personal property, or conditional sale or other title retention agreement, whether or not the rights and remedies of the lessor, seller or lender thereof are limited to repossession of the property giving rise to such obligations or liabilities.

"Certificate" is defined in Section 3.1.

"Certificate of Merger" is defined in Section 2.3.

"Class A Share" shall mean a share of the Class A Common Stock, par value $.01 per share, of Razorfish.

"Class B Share" shall mean a share of the Class B Common Stock, par value $.01 per share, of Razorfish.

"Closing" is defined in Section 2.2.

"Closing Date" is defined in Section 2.2.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Constituent Corporations" is defined in Section 2.1.

"Consummation of the Offer" is defined in Section 1.1.1.

"Delaware Act" is defined in Section 2.1.

"Disclosure Schedule" shall mean the schedule delivered by Razorfish to Parent simultaneously with the execution and delivery of this Agreement.

"Dissenting Shares" is defined in Section 3.5.

"DOJ" shall mean the United States Department of Justice.

"Effective Time" is defined in Section 2.3.

"Environmental Law" shall mean any and all existing federal, international, state or local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, relating to public health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq. and any similar or implementing state or local law, or any common law, which governs:
(i) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (ii) the emission, discharge or Release, of Hazardous Materials or contaminants into the environment; (iii) the control of Hazardous Materials or contaminants; or (iv) the use, generation, transport, treatment, storage, disposal, removal, recycling, handling or recovery of Hazardous Materials.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

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"ERISA Affiliate" shall mean Razorfish or any person which is or was a member of the same controlled group of corporations as Razorfish or is or was under common control with Razorfish within the meaning of Sections 414(b) and (c) of the Code.

"Exchange Act" is defined in Section 1.1.1.

"Executive Officers" mean Jean-Philippe Maheu, John J. Roberts and Robert W.
Lord.

"Fairness Opinion" is defined in Section 5.17.

"Financial Statements" is defined in Section 5.5.1.

"Fully Diluted Basis" is defined in Section 1.1.1.

"GAAP" shall mean the United States generally accepted accounting principles.

"Governmental Entities" shall mean, collectively, any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any state, county, city or other political subdivision.

"Hazardous Materials" shall mean any material or substance: (i) which is now defined as a "hazardous substance", "pollutant", "contaminant", "hazardous material", "hazardous waste", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substance" or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity, under or pursuant to CERCLA, or other Environmental Law, and existing amendments thereto and regulations promulgated thereunder; (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is defined as a "hazardous waste" pursuant to RCRA and existing amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos in any form that is or could become friable; (vi) which is radioactive; (vii) which is biologically hazardous; or (viii) the presence of which is regulated by or subject to, or requires investigation or remediation under, any federal, international, state, or local statute, regulation, ordinance, policy or other Environmental Law.

"Indemnified Parties" is defined in Section 7.5.2.

"Independent Directors" is defined in Section 1.3.1.

"Initial Expiration Date" is defined in Section 1.1.2.

"Intellectual Property" is defined in Section 5.14.

"IRS" shall mean the United States Internal Revenue Service.

"Joint Press Release" is defined in Section 1.1.4.

"Knowledge" shall mean the actual knowledge of the officers and directors of a party.

"Laws" shall mean, collectively, any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, judgment, decree, order, writ, permit or license of any Governmental Entity.


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"Liens" shall mean all mortgages, liens, pledges, claims, charges, security interests or other encumbrances.

"Material" shall mean material to the business, assets, financial condition or results of operations of such party and its subsidiaries, taken as a whole.

"Material Adverse Effect" means any change, effect, occurrence or state of facts that is materially adverse to the business, financial condition, operations or results of operations of a Person and its Subsidiaries, taken as a whole; provided, however, that the following are excluded from the definition of "Material Adverse Effect" and from the determination of whether such a Material Adverse Effect has occurred: (i) changes in Laws (including without limitation, common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles; (ii) any change in the relationship of a Person and its Subsidiaries with their respective employees, customers and suppliers, which change results from the announcement, pendency, or consummation of the transactions and actions contemplated in this Agreement; or (iii) receipt by the Person of any notice regarding the de-listing, or the actual de-listing, of the Person's shares from The Nasdaq SmallCap Market.

"Material Contract" is defined in Section 5.13 hereof.

"Merger" is defined in the Section 2.1.

"Merger Consideration" is defined in Section 2.8.1.

"Minimum Condition" is defined in Section 1.1.1.

"Most Recent Balance Sheet" is defined in Section 5.5.1.

"Most Recent Financial Statements" is defined in Section 5.5.1.

"Offer" is defined in Section 1.1.1.

"Offer Documents" is defined in Section 1.1.5.

"Offer Price" is defined in Section 1.1.1.

"Offer to Purchase" is defined in Section 1.1.1.

"Option Holder" shall mean the holder of a Razorfish Option.

"Option Spread Payment" is defined in Section 2.8.4.

"Organizational Documents" shall mean the articles or certificate of incorporation, articles or certificate of formation, bylaws, operating agreement, limited liability company agreement or other similar formation and/or governing documents.

"Outside Date" is defined in Section 1.1.2.

"Parent" is defined in the first page hereof.

"Parent Permits" is defined in Section 4.10.


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"Paying Agent" is defined in Section 3.2.1.

"Payment Fund" is defined in Section 3.2.2.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

"Preferred Shares" is defined in Section 5.2.1.

"Proxy Statement" is defined in Section 6.2.1.2.

"Purchaser" is defined in the first page hereof.

"Purchaser Shares" shall mean the issued and outstanding shares of the common stock, $.01 par value per share, of Purchaser.

"Qualified Person" is defined in Section 1.3.1.

"Qualified Plans" is defined in Section 5.9.2.2.

"Razorfish" is defined in the first page hereof.

"Razorfish Option" and "Razorfish Options" are defined in Section 7.6.2.

"Razorfish Option Plans" is defined in Section 7.6.1.

"Razorfish Share" shall mean a Class A Share or a Class B Share.

"Razorfish Stockholder" shall mean the holder of a Razorfish Share.

"Razorfish Stockholder Approval" shall mean the approval of the Merger, this Agreement and the transactions contemplated hereby by the Razorfish Stockholders in accordance with the Organizational Documents of Razorfish and the Delaware Act.

"Razorfish Stockholders Meeting" is defined in Section 6.2.1.1.

"Razorfish Stockholders Notice" shall mean the notice of a special meeting including the proxy card, letter of transmittal and information statement in the form to be delivered to the Razorfish Stockholders in connection with the approval of this Agreement and the Merger at a special meeting of the Razorfish Stockholders.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment, including without limitation the abandonment or discarding or disposal of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Materials.

"Returns" shall mean all federal, state, county, local and foreign returns, reports, declarations, claims for refund, information returns and statements with respect to Taxes including any schedule or attachment thereto, and including any amendment thereof.


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"Schedule 14D-9" is defined in Section 1.2.3.

"Schedule TO" is defined in Section 1.1.5.

"SEC" is defined in Section 1.1.2.

"Subsidiary" shall mean an entity that is controlled either directly or indirectly by the Person or in which the Person directly or indirectly owns or controls more than fifty percent of its equity.

"Surviving Corporation" is defined in Section 2.1.

"Taxes" shall mean (i) all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, license, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, payroll, stamp, occupation, withholding, employment, unemployment, disability, social security, real property, personal property, transfer import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax and penalties with respect thereto, whether disputed or not and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (iii) as a result of being (A) a "transferee" within the meaning of
Section 6901 of the Code (or any other applicable law) of another person, (B) a member of an affiliated or combined group or (C) pursuant to a tax sharing, tax allocation, or tax indemnity agreement.

"Warrant Holder" shall mean the holder of a Warrant.

"Warrant" shall mean a warrant, and "Warrants" shall mean the warrants, set forth on Exhibit 5.2.2(b) of the Disclosure Schedule.

"Warrant Spread Payment" is defined in Section 7.6.3.

      IN WITNESS WHEREOF, Razorfish, Parent and Purchaser have caused this Agreement to be signed as of the date first written above by their respective officers or representatives thereunto duly authorized.

                                        RAZORFISH INC.

                                        By: /s/ John J. Roberts
                                           -------------------------------------
                                           Name:  John J. Roberts
                                           Title: CFO


                                        SBI AND COMPANY

                                        By: /s/ L. Tim Pierce
                                           -------------------------------------
                                           Name:  L. Tim Pierce
                                           Title: EVP


                                        SBI PURCHASE CORP.

                                        By: /s/ L. Tim Pierce
                                           -------------------------------------
                                           Name:  L. Tim Pierce
                                           Title: EVP


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                                     ANNEX I

                         CERTAIN CONDITIONS OF THE OFFER

      Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to the Purchaser's obligations to pay for or return tendered Razorfish Shares promptly after termination or withdrawal of the Offer), pay for any Razorfish Shares tendered pursuant to the Offer, and may (subject to Section
1.1 of the Agreement) terminate or amend the Offer in accordance with the Agreement; if immediately prior to any scheduled or extended expiration date of the Offer (a) the Minimum Condition will not have been satisfied, or (b) any of the following conditions exists as of the expiration date of the Offer or as of the Closing Date (as the case may be):

      (i) any order, decree, ruling, judgment, injunction, statute, rule or regulation has been promulgated, entered, enforced, enacted or issued by any Governmental Entity of competent jurisdiction, that has the effect of (A) prohibiting or Materially limiting the ownership or operation by Razorfish, the Parent, the Purchaser or any of their Subsidiaries of all or any Material portion of the business or assets of Razorfish or any of its Subsidiaries or compelling Razorfish, the Parent, the Purchaser or any of their Subsidiaries to dispose of or hold separate all or any Material portion of the business or assets of Razorfish, the Parent, the Purchaser or any of their Subsidiaries, (B) prohibiting or making illegal the Consummation of the Offer or consummation of the Merger or the other transactions contemplated by the Agreement, or (C) Materially limiting the rights of ownership of the Parent, the Purchaser or any other Affiliate of the Parent with respect to Razorfish Shares (and Parent shall have received a certificate duly executed on behalf of Razorfish to the effect that the conditions set forth in this clause have been satisfied);

      (ii) (A) the representations of Razorfish contained in Article V of the Agreement will not be true and correct in all Material respects (or if the representation already is qualified as to Materiality, shall fail to be true and correct as so qualified) as of the expiration date of the Offer or if such representations speak as of an earlier date, as of such earlier date, or (B) Razorfish will have failed to comply in all Material respects with its covenants and agreements contained in the Agreement, except, in either such case to the extent that the breach thereof would not reasonably be expected to have a Material Adverse Effect (and Parent shall have received a certificate duly executed on behalf of Razorfish to the effect that the conditions set forth in this clause have been satisfied);

      (iii)all Material consents, approvals and authorizations required to be obtained prior to the consummation of the Offer and the Merger, by the parties hereto from any Governmental Entity, will not have been obtained (and Parent shall have received a certificate duly executed on behalf of Razorfish to the effect that the conditions set forth in this clause have been satisfied);

      (iv) (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market,
(B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) a commencement of or Material acceleration or worsening of a war, armed hostilities, acts of terrorism or other national


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or international crisis involving the United States, that taken together, has a
Material Adverse Effect, or (D) a Material limitation (whether or not mandatory) by any Governmental Entity that Materially and adversely affects the extension of credit by banks or other lending institutions in the United States;

      (v) Razorfish shall not have entered into a payment plan with the Internal Revenue Service related to previously unremitted withholding tax in the amount of approximately $5,000,000 as of November 19, 2002 that provides for equal payments over a period of three years or more; or

      (vi) the Agreement will have been terminated in accordance with its terms;

which, in any such case, make it inadvisable, in the reasonable discretion of the Parent and the Purchaser, to proceed with such acceptance for payment of or payment for Razorfish Shares.

      Subject to the provisions of the Agreement, the foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Purchaser or, subject to the terms of the Agreement, may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time in the reasonable discretion of the Parent or the Purchaser.


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